Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

MOUNT AIRY, N.C., July 19, 2018 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its third quarter ended June 30, 2018.

Third Quarter 2018 Results

Net earnings for the third quarter of fiscal 2018 increased to $12.9 million, or $0.67 per share, from $6.9 million, or $0.36 per share, in the same period a year ago. Insteel’s third-quarter results were favorably impacted by higher shipments and spreads between selling prices and raw material costs and a lower effective tax rate relative to the prior year quarter.

Net sales increased 30.7% to $126.7 million from $96.9 million in the prior year quarter driven by a 16.5% increase in shipments and a 12.2% increase in average selling prices. On a sequential basis, shipments increased 5.3% from the second quarter of fiscal 2018 while average selling prices increased 12.0%. Gross margin increased 190 basis points to 19.1% from 17.2% in the prior year quarter due to the higher shipments and spreads together with lower unit manufacturing costs on higher production volume. Insteel’s effective tax rate decreased to 23.4% from 33.9% in the prior year quarter reflecting the reduction in the corporate tax rate under the Tax Cuts and Jobs Act.

Cash flow from operations increased to $25.3 million from $4.5 million in the prior year quarter primarily due to the relative changes in net working capital and the increase in earnings. Net working capital provided $10.3 million of cash while using $5.8 million in the prior year quarter.

Nine Month 2018 Results

Net earnings for the first nine months of fiscal 2018 increased to $26.9 million, or $1.40 per diluted share, from $18.7 million, or $0.98 per diluted share, in the same period a year ago. Insteel’s earnings for the current year period benefited from a $3.7 million, or $0.19 per share gain on the remeasurement of deferred tax liabilities related to the impact of the new tax law.

Net sales increased 13.7% to $331.8 million from $292.0 million in the prior year period driven by a 6.6% increase in shipments and a 6.7% increase in average selling prices. Gross margin narrowed 100 basis points to 15.4% from 16.4% due to lower spreads. Excluding the deferred tax gain, Insteel’s effective tax rate decreased to 24.0% from 33.8% in the prior year period.

Cash flow from operations increased to $49.8 million from $22.0 million in the prior year period primarily due to the relative changes in net working capital and the increase in earnings. Net working capital provided $14.6 million of cash while using $7.1 million in the prior year period.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Capital Allocation and Liquidity

Capital expenditures for the first nine months of fiscal 2018 decreased to $12.5 million from $16.9 million in the prior year period. Capital outlays for fiscal 2018 are expected to total up to $21.0 million largely related to additional investments in engineered structural mesh (“ESM”) manufacturing capabilities, the purchase of the leased Houston facility and further upgrades of production technology and information systems.

During the first nine months of fiscal 2018, Insteel returned $20.8 million of capital to shareholders through the payment of a special cash dividend of $1.00 per share and three regular quarterly cash dividends of $0.03 per share, marking the third consecutive year in which a special dividend of at least $1.00 per share has been paid. Insteel ended the quarter debt-free with $45.2 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Looking ahead, we are encouraged by the recent favorable demand trends in our markets and strengthening in construction activity, which is expected to continue,” commented H.O. Woltz III, Insteel’s president and CEO. “Business conditions will remain challenging, however, as we contend with rising cost pressures and supply constraints resulting from the imposition of the Section 232 tariffs on imported steel and the impact of recent trade cases initiated by domestic wire rod producers. We will continue to maintain commercial discipline in recovering these additional costs in our markets and intensify our ongoing process improvement initiatives across our operations.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail, and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended September 30, 2017.

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All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 30, 2017 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017

Net sales	$126,688	$96,938	$331,846	$291,985
Cost of sales	102,502	80,262	280,583	244,005
Gross profit	24,186	16,676	51,263	47,980
Selling, general and administrative expense	7,541	6,216	20,779	19,535
Restructuring charges, net	-	60	-	133
Other expense (income), net	(32)	50	153	50
Interest expense	23	34	74	103
Interest income	(150)	(75)	(279)	(175)
Earnings before income taxes	16,804	10,391	30,536	28,334
Income taxes	3,936	3,522	3,678	9,585
Net earnings	$12,868	$6,869	$26,858	$18,749

Net earnings per share:
Basic	$0.67	$0.36	$1.41	$0.99
Diluted	0.67	0.36	1.40	0.98

Weighted average shares outstanding:
Basic	19,070	19,025	19,054	19,003
Diluted	19,274	19,225	19,252	19,219

Cash dividends declared per share	$0.03	$0.03	$1.09	$1.34

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)			(Unaudited)
	June 30,	March 31,	September 30,	July 1,
	2018	2018	2017	2017
Assets
Current assets:
Cash and cash equivalents	$45,232	$23,464	$32,105	$37,848
Accounts receivable, net	55,832	50,455	40,284	42,307
Inventories	54,751	63,156	81,853	83,682
Other current assets	5,075	4,071	5,949	5,182
Total current assets	160,890	141,146	160,191	169,019
Property, plant and equipment, net	102,789	103,277	98,670	99,383
Intangibles, net	9,976	10,275	7,913	8,195
Goodwill	8,293	8,293	6,965	6,965
Other assets	9,778	9,649	9,334	8,934
Total assets	$291,726	$272,640	$283,073	$292,496

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$34,420	$32,561	$33,651	$48,079
Accrued expenses	10,017	5,497	8,667	7,606
Total current liabilities	44,437	38,058	42,318	55,685
Other liabilities	16,602	16,537	17,379	17,644
Shareholders' equity:
Common stock	19,085	19,063	19,041	19,025
Additional paid-in capital	70,982	70,658	69,817	69,060
Retained earnings	141,953	129,657	135,851	132,623
Accumulated other comprehensive loss	(1,333)	(1,333)	(1,333)	(1,541)
Total shareholders' equity	230,687	218,045	223,376	219,167
Total liabilities and shareholders' equity	$291,726	$272,640	$283,073	$292,496

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Cash Flows From Operating Activities:
Net earnings	$12,868	$6,869	$26,858	$18,749
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,169	2,847	9,578	8,576
Amortization of capitalized financing costs	16	16	48	48
Stock-based compensation expense	168	210	1,241	1,343
Deferred income taxes	(51)	1,795	(2,321)	2,705
Loss on sale and disposition of property, plant and equipment	49	3	270	49
Increase in cash surrender value of life insurance policies over premiums paid	(153)	(208)	(428)	(568)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(5,377)	7,270	(15,548)	5,082
Inventories	8,405	(24,452)	27,102	(12,496)
Accounts payable and accrued expenses	7,229	11,422	3,011	290
Other changes	(981)	(1,309)	24	(1,739)
Total adjustments	12,474	(2,406)	22,977	3,290
Net cash provided by operating activities	25,342	4,463	49,835	22,039

Cash Flows From Investing Activities:
Capital expenditures	(3,165)	(6,199)	(12,481)	(16,855)
Acquisition of business	-	-	(3,300)	-
Proceeds from surrender of life insurance policies	31	23	152	100
Increase in cash surrender value of life insurance policies	(46)	(53)	(291)	(330)
Net cash used for investing activities	(3,180)	(6,229)	(15,920)	(17,085)

Cash Flows From Financing Activities:
Proceeds from long-term debt	121	146	290	322
Principal payments on long-term debt	(121)	(146)	(290)	(322)
Cash dividends paid	(572)	(571)	(20,756)	(25,440)
Cash received from exercise of stock options	242	-	242	107
Payment of employee tax withholdings related to net share transactions	(64)	-	(274)	(646)
Net cash used for financing activities	(394)	(571)	(20,788)	(25,979)

Net increase (decrease) in cash and cash equivalents	21,768	(2,337)	13,127	(21,025)
Cash and cash equivalents at beginning of period	23,464	40,185	32,105	58,873
Cash and cash equivalents at end of period	$45,232	$37,848	$45,232	$37,848

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$2,493	$2,636	$3,553	$6,796
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	499	2,092	499	2,092
Restricted stock units and stock options surrendered for withholding taxes payable	64	-	274	646

IIIN – E

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